Exhibit 99.1

OfficeMax

263 Shuman Blvd

Naperville, IL 60563

News Release

Media Contact	Investor Relations Contact
Bill Bonner	John Jennings
630 864 6066	630 864 6820

OFFICEMAX REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

NAPERVILLE, Ill., April 30, 2008 — OfficeMax® Incorporated (NYSE: OMX) today announced the results for its first quarter ended March 29, 2008.  Total sales decreased 5.5% in the first quarter of 2008 to $2.3 billion compared to the first quarter of 2007.  Net income increased in the first quarter of 2008 to $63.3 million, or $0.81 per diluted share, from $58.5 million, or $0.76 per diluted share, in the first quarter of 2007.  Results for the first quarter of 2008 and 2007 included items that are not considered indicative of core operating activities, herein referred to as unusual items.  Results for the first quarter of 2008 included three unusual items which, if excluded, would reduce income before taxes by $16.3 million and included a benefit of $20.5 million recorded as other income related to the company’s investment in Boise Cascade, L.L.C., which was partly offset by an expense of $2.4 million recorded in the Contract segment related to the consolidation of manufacturing facilities in New Zealand, and an expense of $1.8 million recorded in the Retail segment related to employee severance for restructuring the Retail field and ImPress print and document services management organization.  The cumulative effect of these three items, if excluded, would reduce first quarter 2008 net income by $9.8 million, or $0.13 per diluted share.  Results for the first quarter of 2007 included one unusual item which, if excluded, would increase net income for the first quarter of 2007 by $1.1 million, or $0.01 per diluted share.

Sam Duncan, Chairman and CEO of OfficeMax, said “In the first quarter, we continued to experience lower sales levels in both our Contract and Retail segments reflecting the weaker U.S. economy and our more disciplined, analysis-driven approach to sales generation and retention.  However, we were successful in streamlining operations and pursuing cost controls across our company.  In our Contract segment, we offset lower sales with improved gross margin rates to drive operating income margin improvement.  In our Retail segment, deleveraging of fixed cost of sales and operating expenses contributed to lower operating income margin.  Despite challenges in certain parts of our business as we navigate the weaker U.S. economy, we continue to advance the strategies of our turnaround plan.”

Contract Segment Results

OfficeMax Contract segment sales decreased 5.5% to $1.20 billion in the first quarter of 2008 compared to the first quarter of 2007, reflecting U.S. Contract sales decline of 12.4%, partially offset by International Contract operations sales growth of 14.7% in U.S. dollars (a sales decrease of 0.9% in local currencies). U.S. Contract sales declined compared to the prior year period primarily due to the company’s increased discipline in account acquisition and retention, weaker U.S. business spending that impacted sales from existing corporate customer accounts, and lower sales from small market customers.

Contract segment gross margin increased to 22.7% in the first quarter of 2008 from 22.1% in the first quarter of 2007, primarily due to increased discipline in account acquisition and retention.  During the first quarter of 2008, Contract segment operating expense included a $2.4 million unusual item, which represented 0.2% of sales, related to the consolidation of manufacturing facilities in New Zealand.  Including this item, Contract segment operating expense as a percent of sales increased to 17.7% in the first quarter of 2008 from 17.4% in the first quarter of 2007, primarily due to deleveraging of fixed expenses from lower sales, mostly offset by targeted cost controls and reduced incentive compensation expense.  Contract segment operating income, including the $2.4 million unusual expense item, decreased to $59.6 million, however, operating income margin increased to 5.0% of sales in the first quarter of 2008, from operating income of $59.9 million, or 4.7% of sales, in the first quarter of 2007.

Retail Segment Results

OfficeMax Retail segment sales decreased 5.5% to $1.11 billion in the first quarter of 2008 compared to the first quarter of 2007, reflecting a same-store sales decrease of 8.7% partially offset by sales from new stores.  Retail same-store sales for the first quarter of 2008 declined across all major product categories due to weaker U.S. consumer and small business spending and the negative impact of the Easter holiday occurring in the first quarter of 2008.

Retail segment gross margin decreased to 28.5% in the first quarter of 2008 from 29.3% in the first quarter of 2007, due to deleveraging of fixed occupancy-related costs, partially offset by a sales mix shift to an increased percentage of higher-margin core office supplies category sales. During the first quarter of 2008, Retail segment operating expense included a $1.8 million unusual item, which represented 0.2% of sales, related to employee severance for restructuring the Retail field and ImPress print and document services management organization.  Including this item, Retail segment operating expense as a percent of sales increased to 25.8% in the first quarter of 2008 from 23.8% in the first quarter of 2007, primarily due to deleveraging of expenses from the same store sales decrease and new stores, partially offset by reduced incentive compensation expense.  Retail segment operating income, including the $1.8 million unusual expense item, decreased to $29.4 million, or 2.7% of sales in the first quarter of 2008 from operating income of $64.6 million, or 5.5% of sales, in the first quarter of 2007.

During the first quarter of 2008, OfficeMax opened six retail stores in the U.S. and six retail stores in Mexico.  OfficeMax ended the first quarter of 2008 with a total of 988 retail stores, consisting of 914 retail stores in the U.S. and 74 retail stores in Mexico.

Corporate and Other Segment Results

The OfficeMax Corporate and Other segment includes support staff services and certain other expenses that are not fully allocated to the Retail and Contract segments.  Corporate and Other segment operating expense decreased to $10.4 million in the first quarter of 2008 from $14.4 million in the first quarter of 2007, primarily due to lower incentive compensation expense and reduced legacy-related costs.

During the first quarter of 2008, OfficeMax other income before taxes benefited from a $20.5 million unusual item related to the company’s investment in Boise Cascade, L.L.C., primarily from their sale of a majority interest in their paper and packaging and newsprint business completed during the first quarter of 2008.  During the first quarter of 2007, OfficeMax minority interest, net of income tax was negatively impacted by a $1.1 million unusual item related to the sale of OfficeMax’s Contract operations in Mexico to Grupo OfficeMax, our 51% owned joint venture.

As of March 29, 2008, OfficeMax had total debt of $368.3 million, excluding $1.470 billion of timber securitization notes which have recourse limited to $1.635 billion of timber installment notes receivable.  During the first quarter of 2008, OfficeMax generated $142.4 million of cash from operations, an increase of $223.3 million from the first quarter of 2007.  OfficeMax invested

$33.3 million for capital expenditures in the first quarter of 2008 compared to $28.1 million in the first quarter of 2007.

“While we are impacted by the weaker U.S. economy, we remain steadfast in implementing our turnaround plan and operating initiatives,” Mr. Duncan concluded.  “The sales declines we experienced during the past two quarters have continued in April.  However, we remain committed to pursuing initiatives in both Contract and Retail that will protect our gross margin and streamline our cost structure.  We are focused on further leveraging complementary aspects of our Contract and Retail businesses as well as driving differentiation in our merchandising and marketing.  Overall, we continue to aim our strategies at managing through the current macroeconomic environment while also building the foundation for OfficeMax to generate long-term shareholder value.”

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Management believes that these forward-looking statements are reasonable. However, the company cannot guarantee that it will successfully execute its turnaround plans or that its actual results will be consistent with the forward-looking statements and you should not place undue reliance on them. These statements are based on current expectations and speak only as of the date they are made. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the company which may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K for the year ended December 29, 2007, under Item 1A “Risk Factors.”

Conference Call Information

OfficeMax will host a conference call with analysts and investors today to discuss its first quarter 2008 financial results at 9:00 a.m. Eastern Time (8:00 a.m. Central Time).  To participate in the conference call, dial (800) 374-0165; international callers should dial (706) 634-0995.  An audio webcast of the conference call can be accessed via the Internet by visiting the Investors section of the OfficeMax website at http://investor.officemax.com.  The webcast will be archived and available online for one year following the call and will be posted on the “Presentations” page located within the Investors section of the OfficeMax website.

About OfficeMax

OfficeMax Incorporated (NYSE: OMX) is a leader in both business-to-business office products solutions and retail office products. The OfficeMax mission is simple. We help our customers do their best work.  The company provides office supplies and paper, in-store print and document services through OfficeMax ImPressTM, technology products and solutions, and furniture to consumers and to large, medium and small businesses. OfficeMax customers are served by approximately 36,000 associates through direct sales, catalogs, e-commerce and more than 900 stores. To find the nearest OfficeMax, call 1-877-OFFICEMAX. For more information, visit www.officemax.com.

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OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(thousands)

	March 29,	December 29,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$211,359	$152,637
Receivables, net	683,520	720,878
Inventories	984,372	1,088,312
Other current assets	201,413	242,874
Total current assets	2,080,664	2,204,701

Property and equipment:
Property and equipment	1,304,206	1,279,609
Accumulated depreciation	(721,902)	(698,954)
Property and equipment, net	582,304	580,655

Goodwill and intangible assets, net	1,414,790	1,416,524
Timber notes receivable	1,635,000	1,635,000
Other non-current assets	443,347	446,888

Total assets	$6,156,105	$6,283,768

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$16,281	$14,197
Current portion of long-term debt	7,698	34,827
Accounts payable	771,418	861,285
Accrued liabilities and other	446,206	460,400
Total current liabilities	1,241,603	1,370,709

Long-term debt:
Long-term debt, less current portion	344,315	349,421
Timber notes securitized	1,470,000	1,470,000
Total long-term debt	1,814,315	1,819,421

Other long-term obligations:
Compensation and benefits	191,759	200,283
Other long-term liabilities	552,576	582,741
Total other long-term liabilities	744,335	783,024

Minority interest	33,414	32,042

Shareholders’ equity:
Preferred stock	47,752	49,989
Common stock	189,751	188,481
Additional paid-in capital	916,645	922,414
Retained earnings	1,145,943	1,095,950
Accumulated other comprehensive income	22,347	21,738
Total shareholders’ equity	2,322,438	2,278,572

Total liabilities and shareholders’ equity	$6,156,105	$6,283,768

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(thousands, except per-share amounts)

	Quarter Ended
	March 29,	March 31,
	2008	2007

Sales	$2,302,921	$2,436,253
Cost of goods sold and occupancy costs	1,715,092	1,813,029
Gross profit	587,829	623,224

Operating and other expenses:
Operating and selling	424,389	420,768
General and administrative	82,208	93,937
Other operating, net (a)	2,614	(1,576)
Operating income	78,618	110,095

Other income (expense):
Interest expense	(29,680)	(30,116)
Interest income	21,899	23,037
Other, net (b)	20,617	(3,447)
	12,836	(10,526)

Income before income taxes and minority interest	91,454	99,569
Income tax expense	(27,254)	(38,832)

Income before minority interest	64,200	60,737
Minority interest, net of income tax (c)	(857)	(2,198)
Net income	63,343	58,539

Preferred dividends	(975)	(1,008)

Net income applicable to common shareholders	$62,368	$57,531

Basic income per common share	$0.82	$0.77

Diluted income per common share	$0.81	$0.76

Weighted Average Shares
Basic	75,646	74,992
Diluted	76,553	75,744

(a) First quarter of 2008 includes a $2.4 million unusual item related to the consolidation of the Contract segment’s manufacturing facilities in New Zealand, and a $1.8 million unusual item related to restructuring the Retail field and ImPress print and document services management organization. The cumulative effect of these two items was a reduction in net income of $2.7 million, or $0.03 per diluted share.

(b) First quarter of 2008 includes a $20.5 million unusual item related to the company’s investment in Boise Cascade, L.L.C., primarily from their sale of a majority interest in their paper and packaging and newsprint business completed during the first quarter of 2008. This item increased net income by $12.5 million, or $0.16 per diluted share.

(c) First quarter of 2007 includes a $1.1 million unusual item related to the sale of OfficeMax’s Contract operations in Mexico to Grupo OfficeMax, our 51% owned joint venture. This item reduced net income by $1.1 million, or $0.01 per diluted share.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(thousands)

	Quarter Ended
	March 29,	March 31,
	2008	2007

Cash provided by operations:
Net income	$63,343	$58,539
Items in net income not using (providing) cash:
Depreciation and amortization	35,254	32,083
Other	1,647	10,832
Changes other than from acquisitions of business:
Receivables and inventory	144,169	62,467
Accounts payable and accrued liabilities	(91,160)	(251,026)
Income taxes and other	(10,827)	6,190
Cash provided by (used for) operations	142,426	(80,915)

Cash used for investment:
Expenditures for property and equipment	(33,278)	(28,124)
Proceeds from sale of assets	303	—
Cash used for investment	(32,975)	(28,124)

Cash used for financing:
Cash dividends paid	(11,499)	(11,235)
Changes in debt, net	(30,451)	(25,681)
Proceeds from exercise of stock options	—	3,903
Other	(8,380)	(895)
Cash used for financing	(50,330)	(33,908)

Effect of exchange rates on cash and cash equivalents	(399)	522
Increase (decrease) in cash and cash equivalents	58,722	(142,425)
Cash and cash equivalents at beginning of period	152,637	282,070

Cash and cash equivalents at end of period	$211,359	$139,645

OFFICEMAX INCORPORATED AND SUBSIDIARIES

SUPPLEMENTAL SEGMENT INFORMATION

(unaudited)

(millions, except per-share data)

	Quarter Ended
	March 29,	March 31,
	2008	2007

Segment Sales
OfficeMax, Contract	$1,195.1	$1,264.5
OfficeMax, Retail	1,107.8	1,171.8
	2,302.9	2,436.3

Segment income (loss)
OfficeMax, Contract	$59.6	$59.9
OfficeMax, Retail	29.4	64.6
Corporate and Other	(10.4)	(14.4)
Operating income	$78.6	$110.1

Operating income margin	3.4%	4.5%